Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2026

East Schodack, NY  January 30, 2026 – The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.22 per unit for the first quarter of fiscal 2026, payable on February 25, 2026 to owners of record on February 13, 2026.  This compares to a distribution of $0.04 per unit for the first quarter of fiscal 2025.

In accordance with the agreements between the Trust and the operating companies, the Trust’s monthly scheduled royalty payments are paid based on the amount of royalties that were payable to the Trust in the prior calendar quarter.  Adjustments to the scheduled payments occur when scheduled payments differ from actual results.  The significant increase in the year-over-year first quarter distribution results primarily from the lack of negative adjustments. The remaining balance of the negative adjustments from calendar 2023 totaling $1,754,661 impacted the 2025 first quarter distribution.  For the first quarter of fiscal 2026, there were positive end-of-quarter adjustments of $30,820 and $51,072 and a positive Mobil sulfur payment of $79,183.  Further details will be available in the 10-Q scheduled to be released on or about February 27, 2026.

The cumulative 12-month distribution, which includes the January 2026 distribution and the three prior quarterly distributions, is $0.99 per unit.  This 12-month cumulative distribution is 111%, or $0.52 per unit, higher than the prior 12-month distribution of $0.47 per unit.  The Trust makes quarterly distributions to unit owners during the months of February, May, August, and November.

Contact – Nancy J. Floyd Prue, Managing Trustee, telephone: (732) 741-4008, email: NJFPrue@neort.com.   The Trust’s press releases and other pertinent information are available on the Trust’s website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments, and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia’s invasion of Ukraine.  Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.